SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Wireless Facilities, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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9.	Date Filed: April 25, 2003

WIRELESS FACILITIES, INC.

4810 Eastgate Mall

San Diego, CA 92121

(858) 228-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 19, 2003

TO THE STOCKHOLDERS OF WIRELESS FACILITIES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Wireless Facilities, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 19, 2003 at 10:00 a.m. local time at the principal executive offices of Wireless Facilities, Inc., located at 4810 Eastgate Mall, San Diego, California 92121 for the following purposes:

1. To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

2. To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 26, 2003.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 21, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 4810 Eastgate Mall, San Diego, California.

By Order of the Board of Directors

David A. Garrison

Associate General Counsel and

Secretary

San Diego, California

May 1, 2003

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 19, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Wireless Facilities, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 19, 2003, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the principal executive offices of the Company located at 4810 Eastgate Mall, in San Diego, California 92121. The Company intends to mail this proxy statement and accompanying proxy card on May 1, 2003 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of the Company’s stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of the Company’s Common Stock and Preferred Stock at the close of business on April 21, 2003 (the official record date) are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the close of business on April 21, 2003, the Company had outstanding and entitled to vote 49,800,225 shares of Common Stock and 153,637 shares of Preferred Stock, comprised of 63,637 shares of Series A Convertible Preferred Stock and 90,000 shares of Series B Convertible Preferred Stock.

Each holder of record of Common Stock and Preferred Stock on the record date is entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the Company’s outstanding shares entitled to vote are represented at the meeting, either in person or by proxy. All votes will be tabulated by the inspector of elections appointed for the meeting by the Company’s Board of Directors, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Votes for and against, abstentions and broker non-votes will each be counted for determining the presence of a quorum. The effect of broker non-votes and abstentions on the specific items to be brought before the Annual Meeting are discussed under each item.

Voting Via the Internet or By Telephone For Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner whose stock is held in street name you will receive instructions for granting proxies from their banks, brokers or other agents.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ web site at http://www.proxyvote.com.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time on June 18, 2003. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Stockholders of record may not grant a proxy to vote their shares by means of the Internet or by telephone and may only vote by returning the Company’s proxy card by mail or by attending the Annual Meeting in person.

VOTING AND REVOCABILITY OF PROXIES

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive offices located at 4810 Eastgate Mall, San Diego, CA 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2004 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is January 3, 2004. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no later than the close of business on March 22, 2004 nor earlier than the close of business on February 21, 2004. Unless a stockholder who wishes to bring a matter before the stockholders at the Company’s 2004 annual meeting of stockholders notifies the Company of such matter prior to March 22, 2004, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

There are six members authorized on the Company’s Board of Directors, all of whom are nominated to be re-elected at the Annual Meeting. David Lee resigned on February 7, 2003, and William Owens was appointed by a unanimous resolution of the Board on January 31, 2003. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named. Neither abstentions nor broker non-votes will have any effect on the outcome of voting with respect to election of directors. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

The following table sets forth, for our current directors, including all the nominees, information with respect to their age and background.

Name	Age	Position
Masood K. Tayebi	41	Chairman, CEO & President
Scott Anderson	44	Director
Scot Jarvis	42	Director
William Hoglund	49	Director
William Owens	63	Director
Bandel Carano	41	Director

Masood K. Tayebi, Ph.D. co-founded Wireless Facilities, Inc. in 1994 and has served as a director of the Company since its inception. Dr. Tayebi served as our President from inception to September 2000, and has served as our Chief Executive Officer since September 2000, and as Chairman of the Company since April 2002. From 1993 to 1994, he was Senior Manager of Engineering and the head of the Technology and Special Projects Department for LCC/TSI, a provider of network design services and products. From 1992 to 1993, Dr. Tayebi served as a consultant to LCC/TSI. Dr. Tayebi received an M.S. in Electronics Engineering from the University of Southampton and a Ph.D. in Mobile Radio Propagation from the University of Liverpool, United Kingdom.

Scott Anderson has served as a director of the Company since February 1997. Since 1997, Mr. Anderson has been a principal of Cedar Grove Partners, LLC, an investment and advisory partnership. Since 1998, Mr. Anderson has also been a principal in Cedar Grove Investments, LLC, a private seed capital firm. Mr. Anderson was with McCaw Cellular/AT&T Wireless, most recently as Senior Vice President of Acquisitions and Development. Mr. Anderson serves on the board of directors of Triton PCS, is an observer on the board of directors of Telephia, Inc., and is the manager of Von Donop Inlet PCS, LLC. He holds a B.A. in History from the University of Washington and a J.D. from the University of Washington Law School.

Scot Jarvis has served as a director of the Company since February 1997. Mr. Jarvis co-founded Cedar Grove Partners, LLC in 1997, an investment and consulting/advisory partnership, and has served as a general partner since its founding. He holds a B.A. in Business Administration from the University of Washington.

William Hoglund has served as a director of the Company since February 2001. Mr. Hoglund served as the Vice President and Chief Financial Officer of Eagle River, LLC, a private investment company from 1996 to 2000. During his tenure at Eagle River, Mr. Hoglund was also a director of Nextel Communications, Inc. and Nextlink Communications, Inc. Mr. Hoglund holds a B.A. in Management Science and German Literature from Duke University and an MBA from the University of Chicago.

William Arthur Owens has served as a Director of the Company since February, 2003. He retired as a four-star admiral from the United States Navy in 1996. From 1994-1996 he was Vice Chairman of the Joint Chiefs of Staff. He commanded the U.S. Sixth Fleet, and was Deputy Chief of Naval Operations. Admiral Owens holds a B.S. in Mathematics from the United States Naval Academy, a B.A. and M.A. in Politics, Philosophy and Economics from Oxford University, an MBA from George Washington University, and a graduate degree from Rickover Nuclear Physics and Engineering. Admiral Owens has been Vice Chairman of the Board and CEO of Teledesic from 1998 to the present. He serves on the corporate boards of Teledesic, LLC, Polycom, Viasat, Microvision, TIBCO, Symantec, Metal Storm LLC, Telstra, Nortel Corp. Ltd., BAT, Cray, and Biolase. He serves on the charity/university boards of Carnegie Foundation, Harvard Kennedy School, Department of Defense Policy Board and Fred Hutchison Cancer Research Center.

Bandel Carano has served as a director of the Company from August 1998 to June 2001, and since October 2001. Since 1987, he has been a general partner of Oak Investment Partners, Inc., a venture capital firm. Mr. Carano served on the Investment Advisory Board of the Stanford Engineering Venture Fund. Mr. Carano also serves on the board of directors of Metawave Communications Corp., a provider of antenna systems to wireless network operators. He holds a B.S. and an M.S. in Electrical Engineering from Stanford University. Mr. Carano was nominated and elected as a director pursuant to the terms of a purchase agreement by and among the Company and certain of its stockholders in connection with the sale of the Company’s Series A Convertible Preferred Stock in October 2001.

BOARD COMMITTEE AND MEETINGS

During the fiscal year ended December 27, 2002 the Board of Directors held four regularly scheduled meetings and acted by unanimous written consent five times. The Board of Directors has an Audit Committee and a Compensation Committee. The full Board of Directors selects nominees for election as directors and will consider stockholder recommendations for nominees which are submitted in accordance with the Company’s Bylaws.

The Audit Committee meets with the Company’s independent auditors at least annually to review the scope and results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; oversees the independence of the independent auditors; evaluates the independent auditors’ performance; receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; and reviews compliance with all corporate policies that have been approved by the Board of Directors and discharges such other duties as may from time to time be assigned to it by the Board of Directors. The Audit Committee currently is composed of three non-employee directors: William Hoglund, Scott Anderson and Scot Jarvis. The Audit Committee met four times during the last fiscal year. All members of the Company’s Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards.) A copy of the Report of the Audit Committee of the Board of Directors is attached as Appendix A to this proxy statement. The Board of Directors has adopted a written charter for the Audit Committee.

The Compensation Committee approves the compensation of the Company’s officers, administers the 1997 Stock Option Plan, the 1999 Equity Incentive Plan, the 2000 Non-Qualified Stock Option Plan, and the Employee Stock Purchase Plan, and has overall responsibility for the Company’s compensation policies for senior management. The Compensation Committee is currently composed of two non-employee directors: Scot Jarvis and Bandel Carano. Bandel Carano was appointed to the Compensation Committee effective February 28, 2002. Scott Anderson and David Lee resigned from the Compensation Committee effective February 28, 2002. The Compensation Committee acted by unanimous written consent two times during the last fiscal year.

During the fiscal year ended December 27, 2002, each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending December 26, 2003 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company’s financial statements since 1996. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the votes cast in person or by proxy is required to ratify the selection of KPMG LLP. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the ratification of independent auditors.

AUDIT FEES.    During the fiscal year ended December 27, 2002, the aggregate fees billed by KPMG LLP for the audit of the Company’s financial statements for such fiscal year and for the reviews of the Company’s interim financial statements was $477,706.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES.    During the fiscal year ended December 27, 2002, KPMG LLP earned no consulting fees for information technology consulting.

ALL OTHER FEES.    During fiscal year ended December 27, 2002, the aggregate fees billed by KPMG LLP for professional services other than audit fees was $182,953.

The Audit Committee has determined the rendering of all other non-audit services by KPMG LLP is compatible with maintaining the auditors’ independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 28, 2003 regarding the ownership of the Company’s Common Stock, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of any class of the Company’s voting securities. Unless otherwise indicated in the table set forth below, each person or entity named below has an address in care of the Company’s principal executive offices.

	Beneficial Ownership(1)
	Common Stock			Series A Convertible Preferred			Series B Convertible Preferred			Common Shares On An As-Converted Basis
			%			%			%		%
	Shares		Ownership	Shares		Ownership	Shares		Ownership	Shares	Ownership
Directors and Affiliated Stockholders:
Scott Anderson	859,433	(2)	1.73%							859,433	1.31%
Cedar Grove Investments
3825 Issaquah Pine Lake Road
Sammamish, WA 98075
Scot Jarvis	859,433	(2)	1.73%							859,433	1.31%
Cedar Grove Investments
3825 Issaquah Pine Lake Road
Sammamish, WA 98075
Bandel Carano	2,328,231	(3)	4.70%	63,637	(11)	100%	40,000	(12)	44.44%	13,328,301	20.33%
Oak Investment Partners
525 University Avenue
Suite 1300
Palo Alto, CA 94301
William Hoglund	84,583	(4)	*							84,583	*
William Owens	—		*							—	*
Masood Tayebi	7,699,970	(5)	15.54%							7,699,970	11.74%

5% or Greater Ownership Of Voting Securities:
Meritech Capital Partners	—		*				40,000	(13)	44.44%	4,000,000	6.10%
285 Hamilton Avenue, Suite 200
Palo Alto, CA 94301
Sean Tayebi	2,352,939		4.75%				10,000		12.12%	3,352,939	5.11%
C/O Merrill Lynch
Century Plaza Towers
2049 Century Park East (South Tower)
11th Floor
Los Angeles, CA 90067
Massih Tayebi	9,557,109	(6)	19.28%							9,557,109	14.58%
BridgeWest LLC
4350 La Jolla Village Drive, Suite 450
San Diego, CA 92122
Wasatch Advisors, Inc.	5,629,431		11.36%							5,629,431	8.59%
150 Social Hall Avenue
Salt Lake City, UT 84111

Named Executive Officers:
Terry Ashwill	506,981	(7)	1.01%							506,981	*
Hakan Sjodin(14)	—		*							—	*
Frankie Farjood	265,576	(8)	*							265,576	*
Thomas Munro	940,369	(9)	1.88%							940,369	1.42%
All Executive Officers and Directors As A Group (10 persons)	14,265,108	(10)	27.55%							14,265,108	21.05%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13G filed with the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 28, 2003 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares. Applicable percentages are based on 49,562,388 shares of Common Stock, 63,637 shares of Series A Convertible Preferred Stock and 90,000 of Series B Convertible Preferred Stock outstanding on March 28, 2003.
(2)	Includes 24,792 shares subject to options exercisable within 60 days of March 28, 2003 held by each of Mr. Anderson and Mr. Jarvis. Includes 834,641 shares held by Cedar Grove Investments fund. Mr. Anderson is a managing partner and Mr. Jarvis is a managing partner of Cedar Grove Investments. Mr. Anderson and Mr. Jarvis have disclaimed beneficial ownership of the shares held by Cedar Grove Investments.
(3)	Includes 2,279,090 shares of Common Stock held by Oak Investment Partners VIII, L.P. and 44,141 shares held by Oak VIII Affiliates Fund, L.P. Bandel Carano is a managing member of the general partners of venture capital funds affiliated with Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P. Mr. Carano has indirect ownership of these shares and has shared power to vote and dispose of these shares. Mr. Carano disclaims beneficial ownership of the shares held by Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P.
(4)	Includes 84,583 shares subject to options exercisable within 60 days from March 28, 2003.
(5)	Includes 777,532 shares held directly; 5,804,537 shares held by Masood K. Tayebi as trustee of a revocable living trust; 233,723 shares held in trust for Masood K. Tayebi’s children, and 646,137 shares held by Masood K. Tayebi as trustee of two grantor retained annuity trusts. Excludes 1,050,830 shares held by the spouse of Masood K. Tayebi as trustee of a grantor retained annuity trust, for which Masood K. Tayebi disclaims beneficial ownership and 2,000,000 shares held in Hippocrates Trust, Surinder Tayebi Trustee.
(6)	Includes 626,243 shares held directly; 8,492,355 shares held by Massih Tayebi and his wife as trustees of a revocable living trust, for which Massih Tayebi shares voting and investment power with his wife; 301,519 shares held in Former Parents Trust GRAT; 136,992 held by Massih Tayebi and his wife as trustees of an irrevocable trust, for which Massih Tayebi shares voting and investment power with his wife. Does not include 52,762 shares held by his wife, Haleh Tayebi.
(7)	Includes 506,981 shares subject to options exercisable within 60 days from March 28, 2003.
(8)	Includes 265,576 shares subject to options exercisable within 60 days from March 28, 2003.
(9)	Includes 589,661 shares subject to options exercisable within 60 days from March 28, 2003.
(10)	Includes 2,209,417 shares subject to options exercisable within 60 days from March 28, 2003.
(11)	Includes 52,632 shares held by Oak Investment Partners X, L.P. and 1,005 shares held Oak X Affiliates Fund, L.P.
(12)	Includes 19,684 shares held by Oak Investment Partners X, L.P.; 19,330 shares held by Oak Investment Partners IX, L.P.; 464 shares held by Oak IX Affiliates Fund-A, L.P.;316 shares held by Oak X Affiliates Fund, L.P. and 206 shares held by Oak IX Affiliates Fund, L.P.
(13)	Includes 38,708 shares held by Meritech Capital Associates II, L.P.; 996 shares held by Meritech Capital Affiliates II L.P. and 296 shares held by MCP Entrepreneur Partners L.P.
(14)	In conjunction with a recent modification to the Company's internal management structure, the Board of Directors has determined that Mr. Sjodin is not a current executive officer of the Company.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge and based solely on our review of such reports furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors and greater-than-10% stockholders were complied with, except that Massih Tayebi filed one late report with respect to an aggregate of two transactions and Massod Tayebi filed one late report with respect to an aggregate of three transactions.

EXECUTIVE OFFICERS OF THE COMPANY

The following individuals are the executive officers of the Company who will serve in the capacities noted until their successors are appointed.

Name	Age	Positions and Offices With the Company
Masood K. Tayebi.	41	Chairman, CEO, President and Director
Terry Ashwill	58	Executive Vice President and Chief Financial Officer
Frankie Farjood	40	Senior Vice President, Enterprise Solutions
Farzad Ghassemi	36	Senior Vice President, Wireless Network Services
Greg Jacobsen	50	Executive Vice President, Business Development & Sales, Marketing, Outsourcing
David A. Garrison	46	Associate General Counsel and Secretary

Each officer named above was appointed or re-appointed at the Board of Directors meeting held on March 11, 2003.

For the biographical summary of Masood K. Tayebi, see the section hereto entitled “Election of Directors.”

Terry Ashwill joined the Company in September 2000 as Chief Financial Officer, and has served as both our Executive Vice President and Chief Financial Officer since March 2001. From January 1997 to August 2000, Mr. Ashwill served as Vice President and Chief Financial Officer of Perot Systems Corp., a provider of information technology services and business solutions. From November 1991 to December 1996, Mr. Ashwill served as Executive Vice President and Chief Financial Officer of True North Communications, Inc., an advertising and communications holding company. He holds a B.S. in Business from the University of Oregon and an M.B.A. from Oregon State University.

Frankie Farjood joined the Company in November 1999 as Vice President, Project Management. In July, 2002 Mr. Farjood was designated the head of the Company’s Enterprise Solutions business unit. From 1995 to 1999, he was an engineer and program manager at Lucent Technologies. Mr. Farjood earned his B.S. and M.S. in Electrical Engineering from Iowa State University.

Farzad Ghassemi joined the Company in February 1999 as Vice President of Radio Frequency Engineering and has served as our Senior Vice President of Engineering since October 2000. In July, 2002, Mr. Ghassemi was designated the head of the Company’s Wireless Network Services business unit. From 1998 to 1999, he was the Vice President of Engineering at BCI Wireless. Prior to working for BCI Wireless, Mr. Ghassemi was an Engineering Director at LCC International. Mr. Ghassemi received his B.S. in Electrical Engineering from George Mason University and an M.B.A. in Management from Strayer University.

Greg Jacobsen joined the Company in August, 2002 as President of the Outsourcing business unit and has been our Executive Vice President, Business Development & Sales, Marketing and Outsourcing since March, 2003. Mr. Jacobsen received his M.S. in Telecommunications, University of Colorado in 1978. He was CEO of Encoda Systems from 2001-2002; 1998-2001 CEO & President of XOR, Inc.; 1997-1998 Executive VP and Chief Technology Officer of Teletech Holdings; from 1987-1992, he was Division VP Communications at EDS.

David A. Garrison joined the Company in June 2000 as Associate General Counsel. Mr. Garrison was Senior Counsel to Fluor Corporation, the largest public engineering and construction firm in the U.S., from August 1990 to May 2000. Mr. Garrison was appointed Secretary of the Company in December, 2002. Mr. Garrison holds a B.A. in Political Science from Purdue University and earned his J.D. from the Valparaiso University School of Law. He is a member of the California and Indiana Bar.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

The directors of the Company do not currently receive cash compensation in exchange for their services on behalf of the Company, but directors may be reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. Each non-employee director also receives an option to purchase at least 20,000 shares of the Company’s Common Stock under our 1999 Equity Incentive Plan in exchange for his services on behalf of the Company. All directors are eligible to participate in the Company’s 1999 Equity Incentive Plan.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table sets forth for the years ended December 27, 2002, December 28, 2001 and December 29, 2000, information concerning the compensation of the Company’s Chief Executive Officer and its other four most highly compensated executive officers (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
Name and Principal Position		Annual Compensation			Securities Underlying Options (#)		All Other Comp ($)
	Year	Salary ($)		Bonus ($)
Masood K. Tayebi, Ph.D.	2002	—		—	—		3,250	(1)
Chief Executive Officer	2001	54,168	(2)	—	—		—
	2000	224,000		—	—		—

Terry Ashwill	2002	200,942		—	191,944		349,411	(5)
Executive VP and	2001	202,692		54,486	310,000		470,805	(4)
Chief Financial Officer	2000	52,500		—	400,386		4,010	(3)

Hakan Sjodin(9)	2002	243,143		—	—		—
Managing Director, EMEA	2001	66,611	(6)	—	—		—
	2000	—		—	—		—

Frankie Farjood	2002	143,653		—	112,000		—
Executive VP and	2001	159,231		7,686	145,000		—
President of Enterprise Solutions	2000	120,000		20,000	30,743		46,022	(7)

Thomas Munro	2002	193,838		—	200,890		—
President	2001	223,000		7,686	440,000	(8)	—
	2000	189,000		—	350,000		—

(1)	Payment in 2002 relates to group term life insurance premiums paid by the Company.
(2)	Represents salary for work performed from 1/1/01-3/31/01. Masood Tayebi voluntarily declined to be paid any salary from 4/1/01 through 12/27/02.
(3)	Represents payment of expenses related to relocation of principal residence.
(4)	Represents payment of expenses related to relocation of principal residence ($444,953) and loan interest gross up ($25,852).
(5)	Represents forgiveness of remaining balance on relocation loan ($163,077), related income taxes ($158,891) and loan interest gross up ($27,443).
(6)	Represents salary payment from the period September 1, 2001 (hire date) to December 31, 2001.
(7)	Represents payment of expenses related to relocation of principal residence.
(8)	350,000 shares subject to options that were issued pursuant to the Company’s stock option cancel and regrant program.
(9)	In conjunction with a recent modification to the Company’s internal management structure, the Board of Directors has determined that Mr. Sjodin is not a current executive officer of the Company.

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers under its 1999 Equity Incentive Plan. As of March 28, 2003, options to purchase a total of 6,929,526 shares (net of cancelled and expired awards) were outstanding under the Incentive Plan and options to purchase 6,307,415 shares remained available for grant thereunder.

The following tables show for the fiscal year ended December 27, 2002 certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Yr (4)	Exercise Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (5)
						5%	10%
Masood K. Tayebi, Ph.D.	—		—	—	—	—	—
Terry Ashwill	101,944	(2)	1.91%	$4.23	04/30/12	$271,194	$687,259
	90,000	(3)	1.69%	$4.23	04/30/12	$239,420	$606,738
Hakan Sjodin	—		—	—	—	—	—
Frankie Farjood	40,000	(2)	0.75%	$4.23	04/30/12	$106,409	$269,661
	72,000	(3)	1.35%	$4.23	04/30/12	$191,536	$485,390
Thomas Munro	110,890	(2)	2.08%	$4.23	04/30/12	$294,992	$747,568
	90,000	(3)	1.69%	$4.23	04/30/12	$239,420	$606,738

(1)	The options have several terms depending on the specific grant. The exercise price equals the fair market value on the day prior to the date of grant based on the closing price of the Common Stock as quoted on the Nasdaq National Market.
(2)	Terms of 10 years from the date of grant and become exercisable in equal annual installments monthly over a period of four years, commencing one month after the date of grant.
(3)	Terms of 10 years from the grant date and vest fully at 5 years from the grant date. Grant subject to accelerated vesting in accordance with Board of Directors adopted Executive Bonus Program.
(4)	In 2002, the Company granted 79,251 stock options to employees under its 1997 Stock Option Plan, 1,692,253 under its 1999 Equity Incentive Plan, and 3,556,669 under its 2000 Non-statutory Stock Option Plan.
(5)	Assumes all options are exercised at the end of their respective 10-year terms. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the Securities and Exchange Commissions and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall stock market conditions, as well as the option holders continued employment through the vesting period. The results in this table may not necessarily be achieved.

AGGREGATED OPTION EXERCISES IN 2002, AND FISCAL YEAR-END OPTION VALUES

The following table provides the specified information concerning exercises of options to purchase our Common Stock in the fiscal year ended December 27, 2002, and unexercised options held as of March 28, 2003, by the Named Executive Officers.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(1)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Masood K. Tayebi, Ph.D.	—	$—	—	—	$—	$—
Terry Ashwill	56,000	$173,360	419,895	426,435	$375,373	$478,367
Hakan Sjodin	—	$—	—	—	$—	$—
Frankie Farjood	—	$—	227,915	114,828	$295,162	$124,798
Thomas Munro	—	$—	517,453	277,958	$905,420	$434,805

(1)	These numbers include both “in-the-money” and “out-of-the-money” options. “In-the-money” options are options with exercise prices below the market price of the Company’s Common Stock.
(2)	These amounts represent the aggregate number of in-the-money options, multiplied by the difference between $6.01, the closing price of the Common Stock on the Nasdaq National Market on December 27, 2002, and the exercise price of each option.

Securities Authorized for Issuance Under Equity Compensation Plans

Information about our equity compensation plans as of December 27, 2002 was as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Shareholders (1)	9,082,611	$9.72	8,290,148
Equity Compensation Plans Not Approved by Shareholders (2)	4,311,492	$6.09	1,898,600

	13,394,103		10,188,748

(1)	Includes 1997 Stock Option Plan and 1999 Equity Incentive Plan
(2)	Includes 2000 Non-Statutory Stock Option Plan

During the year ended December 29, 2000, the Board of Directors approved the 2000 Non-Statutory Stock Option Plan. The plan permits the grant of non-statutory stock options, which are exercisable for a period of generally ten years, following the date of grant as determined by the Board of Directors.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND

CHANGE OF CONTROL ARRANGEMENTS

In May, 2001 the Company entered into Executive Change of Control Agreements with Terry Ashwill, Wm. Bradford Weller, and Frankie Farjood. These Change of Control Agreements are identical, except as to the parties thereto, and in case of a change of control, provide for acceleration of the vesting and exercisability of fifty percent of the unvested securities held by the said executive officers, with balance of such unvested securities vesting quarterly over the following eighteen months, and lapse of any reacquisition or repurchase rights held by the Company with respect to such securities. Change of Control Agreements identical to those described above were entered into in 2002 with Farzad Ghassemi, Greg Jacobsen, Bill Mazilly, Naomi Whitacre, and Malcolm Wood.

The Company has a severance agreement with Greg Jacobsen in the amount of $100,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Bandel Carano, a member of the Compensation Committee, is a managing member of the general partners of venture capital funds affiliated with Oak Investment Partners VIII, L.P., Oak VIII Affiliates Fund, L.P., Oak Investment Partners X, L.P., and Oak X Affiliates Fund, L.P. See “Certain Relationships and Related Transactions.”

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows the total stockholder return of an investment of $100 cash on November 5, 1999 for (1) the Company’s Common Stock, (ii) the NASDAQ National Market and (iii) the NASDAQ Telecom Market Index:

	11/5/99	12/99	12/00	12/01	12/02
WIRELESS FACILITIES, INC.	100.00	290.83	241.67	44.87	40.07
NASDAQ STOCK MARKET (U.S.)	100.00	130.75	78.71	62.45	43.17
NASDAQ TELECOMMUNICATIONS	100.00	120.37	51.31	34.34	15.81

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2001 and 2002, the Company’s Latin American subsidiaries, WFI de Mexico and Wireless Facilities Latin America Ltda., entered into certain transactions with JFR Business Corporation International S. de R.L. de C.V. (“JFR”) and its related affiliates (collectively, “JFR and affiliates”). Jalil Tayebi, a brother of Masood K. Tayebi, the Chairman and the Chief Executive Officer of the Company, holds a majority ownership interest in each of these entities. The primary business purpose for transacting business with JFR and affiliates relates to obtaining improved service and response compared to independent businesses providing such services, at market or less than market rates. WFI de Mexico contracted with JFR and affiliates during 2001 and 2002 for various services including automobile leasing, computer leasing, corporate and project related personnel services and construction services. Additionally, during 2001 JFR contracted with Wireless Facilities Latin America Ltda. for subcontractor engineering services for certain of its customer contracts. The total net amount owed to JFR as of December 31, 2002 is $0.5 million for services under these related party contracts. The prices under these contracts were based on arms-length negotiations. The Company believes that the terms under these contracts are comparable to amounts that the Company could have negotiated under contracts with unaffiliated third parties for such services. At December 31, 2002, except as noted above, there exists no other commitments or guarantees between JFR and affiliates and the Company.

In April 2001, WFI entered into a Strategic Teaming Agreement with GlobTel Holdings, Ltd. (GlobTel), to market telecommunications outsourcing services in the Middle East on a non-exclusive basis. GlobTel is significantly owned by Massih Tayebi, a brother of Masood K. Tayebi, and former Chairman of the Company. In August 2001, WFI and GlobTel executed a Master Service Agreement whereby WFI or its designated affiliates would perform telecommunications outsourcing services. In August 2002, WFI Ltd., a wholly-owned subsidiary of the Company, commenced an engagement for GlobTel pursuant to the Master Services Agreement (MSA) entered into in August 2001. The total contract value of executed work orders as of December 31, 2002 between the Company and GlobTel is approximately $1.3 million. The Company has recorded approximately $0.4 million total revenues and has received approximately $0.3 million from GlobTel for services provided under this agreement during the twelve months ended December 31, 2002. As of December 31, 2002, there was $0.1 million outstanding trade receivable balances from GlobTel. WFI and GlobTel continue to pursue future opportunities. If GlobTel is successful in securing new customer contracts in the foreseeable future, and WFI is selected to procure services pursuant to such contracts and the MSA, management expects WFI will recognize increased revenue, trade receivable balances and cash activity from GlobTel. The prices under these contracts were based on arms-length negotiations. The Company believes that the terms under this contract are comparable to amounts that the Company could have negotiated under contracts with unaffiliated third parties for such services. At December 31, 2002, except as noted above, there exist no other commitments or guarantees between GlobTel and the Company.

In June 2001, WFI received a payment for $0.5 million from BridgeWest LLC, a privately-held investment group, representing a prepayment for future engineering services to be provided by WFI to BridgeWest LLC. BridgeWest LLC is significantly owned by Masood K. Tayebi, the Chairman and Chief Executive Officer of the Company, Massih Tayebi, a brother of Masood K. Tayebi and former Chairman of the Company, and Sean Tayebi, also a brother of Masood K. Tayebi. As of December 31, 2002, approximately $0.4 million remains as a net obligation from WFI to BridgeWest LLC. The price of the engineering services was agreed upon through arms-length negotiations.

In October 2001, the Company issued an aggregate of 63,637 shares of Series A Convertible Preferred Stock for a common stock conversion price of $5.50 per share (which was the fair market value of the Common Stock at the closing) in a private placement to entities affiliated with a director of the Company. Subject to certain exceptions, the Series A Convertible Preferred Stock has anti-dilution protection, whereby any future new issuances of securities by the Company below $5.50 per share would trigger the anti-dilution protection for the Series A Convertible Preferred Stock. If triggered, this protection would decrease the conversion price of the Series A Convertible Preferred Stock to the lowest price per share received by the Company for such issuance of securities. However, the conversion price may not be decreased to less than $3.77 per share. Since the anti-dilution protection clause of the Series A Convertible Preferred Stock was triggered by the Company’s issuance of Series B Convertible Preferred Stock, the holders of Series A Convertible Preferred Stock are entitled to receive, in the aggregate, an additional 636,300 shares of Common Stock upon future conversion based on a reduction in the Common Stock conversion price from $5.50 to $5.00 per share.

In May 2002, the Company issued an aggregate of 90,000 shares of Series B Convertible Preferred Stock, at an aggregate purchase price of $45.0 million, in a private placement to entities affiliated with one of the directors of the Company and to a brother of the Chairman and Chief Executive Officer of the Company. The Company received $44.9 million of proceeds, net of $0.1 million of issuance costs paid by the Company. Each share of Series B Convertible Preferred Stock is initially convertible into 100 shares of Common Stock for a common stock conversion price of $5.00 per share (which was the fair market value of the Common Stock at the closing) at the option of the holder at any time subject to certain provisions in the Series B Preferred Stock Purchase Agreement. After November 2004, the Series B Convertible Preferred Stock will automatically convert into shares of the Company’s Common Stock if and when the Company’s Common Stock trades at or above $11.00 per share for 30 consecutive trading days after that date. Upon any liquidation event, as defined in the agreement, each outstanding share of Series B Convertible Preferred Stock is entitled to receive $500.00 per share (or a common stock conversion price of $5.00 per share) as a liquidation preference, in preference to any amounts paid to holders of Common Stock. Subject to certain exceptions, the Series B Convertible Preferred Stock has anti-dilution protection, whereby any future new issuances of securities by the Company before November 30, 2003 below $5.00 per share would trigger the anti-dilution protection for the Series B Convertible Preferred Stock. If triggered, this protection would decrease the conversion price of the Series B Convertible Preferred Stock to the lowest price per share received by the Company for such issuance of securities. However, the conversion price may not be decreased to less than $4.17 per share.

During the second quarter of 2002, an agreement was executed between WFI and the Chief Financial Officer, whereby the repayment terms of the house relocation loan receivable of $0.3 million and related liabilities from the officer will be forgiven for future services rendered.

Jalil Tayebi, a brother of Masood K. Tayebi and Massih Tayebi, is the General Manager of WFI de Mexico, a subsidiary of the Company. He currently receives an annual base salary of $126,000. In connection with his employment, the Company granted Mr. Tayebi options to purchase an aggregate of 590,597 shares of Common Stock. Some of these options have immediate vesting and others vest over periods of one and four years, and have exercise prices that range from $1.33 to $4.47 per share. The Company also granted him shares of restricted stock in WFI de Mexico equivalent to 6% of the equity of WFI de Mexico. Pursuant to the terms of the stock grant, Mr. Tayebi had a one-time election to exchange any vested restricted stock in WFI de Mexico for shares of the Company’s Common Stock at a fair market valuation, as determined by the Company’s Chief Executive Officer and Chief Financial Officer.

Pursuant to the Series A Convertible Preferred Stock agreement, the Company has agreed to exert best efforts to retain Mr. Carano as a member of the Company’s Board of Directors so long as the Series A Convertible Preferred Stock is outstanding and has not been converted.

Pursuant to the Series B Convertible Preferred Stock agreement, Meritech Capital Partners’ Paul S. Madera, Managing Partner, has observation rights at the Company’s Board of Director meetings.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Wireless Facilities, Inc., c/o Corporate Secretary, 4810 Eastgate Mall, San Diego, California 92121 or call David A. Garrison at (858) 228-2000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contract their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David A. Garrison

Associate General Counsel and Secretary

ANNEX I

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS (1)

The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Scott Anderson, William Hoglund, and Scot Jarvis.

The Audit Committee has met and held discussions with management. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent public accountants, KPMG LLP. The Audit Committee has discussed with KPMG, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with KPMG their independence.

The Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 27, 2002 filed with the Securities and Exchange Commission.

Audit Committee:

Scott Anderson (Chair)

Scot Jarvis

William Hoglund

(1)	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or 1934 Act.

AI-1

ANNEX 2

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

During 2002, the Compensation Committee of the Board of Directors (the “Committee”) was comprised of Bandel Carano and Scot Jarvis. All committee members are non-employee directors of the Company and have never served as officers of the Company. The Committee is currently composed of two non-employee directors: Scot Jarvis and Bandel Carano. Bandel Carano was appointed to the Committee effective February 28, 2002. Scott Anderson and David Lee resigned from the Committee effective February 28, 2002. The Committee is responsible for administering the Company’s compensation and employee benefit plans, which include primarily the 1997 Stock Option Plan, the 1999 Equity Incentive Plan, the 2000 Nonstatutory Stock Option Plan, and the Employee Stock Purchase Plan (collectively, the “Option Plans”). In addition to setting policies regarding compensation of all employees, the Committee reviews and approves base salaries and bonuses for all executive officers. Decisions made by the Committee relating to compensation of executive officers are reviewed by the full Board of Directors.

Executive Compensation Policies and Performance Measures

The Company’s executive compensation policies have been developed to meet the following objectives:

•	Attract and retain key executives critical to the Company’s long-term success;

•	Reward key executives for their contributions to the development and successful execution of strategies relevant to their functional responsibilities; and

•	Motivate key executives to make decisions and take actions that further the Company’s ability to achieve its strategic performance goals and increase the long-term value of the Common Stock.

The Committee uses a combination of cash and equity-based programs to compensate key executives.

Compensation payments in excess of $1 million to each of the Chief Executive Officer or four other most highly compensated executive officers are subject to a limitation on deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Certain performance-based compensation is not subject to the limitation on deductibility. The Option Plans are designed to qualify stock option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

Cash-based Compensation

Base salaries for all executive officers are reviewed annually. In evaluating executive salaries, the Committee considers the compensation paid at companies of similar size and/or in its industry, as well as the Company’s own recent recruiting experience, if applicable. The companies surveyed include some, but not all, of the companies in the Center for Research and Security Prices Index of Nasdaq Business Services Stocks used in the Stock Price Performance graph. The Committee also considers the officer’s individual performance during the prior year. Factors that affect an individual officer’s performance rating focus on the executive’s success in contributing to the Company’s short and long-term objectives. Short-term objectives include gross profit and gross margin, operating income and operating income margin, and net earnings and net earnings margin. Long-term objectives include the timely development of new service offerings, enhancements and improvements to existing service offerings, identification of new markets for the Company’s services, development and execution of plans to address identified market opportunities, adequate control over and efficient use of the Company’s assets, and share price appreciation. The Company does not assign relative weights to the factors it considers in establishing base salaries.

A2-1

In addition to base salary, the Company provides executive officers and other key managers incentive compensation in the form of annual discretionary basis bonuses of cash or options to purchase Common Stock in the Company.

Equity-based Compensation

The Company provides its executive officers with long-term incentives through its option plans. The Option Plans’ primary objective is to provide an incentive for the executive officers to make decisions and take actions that maximize long-term stockholder value. Each plan promotes this long-term focus using vesting periods. Most initial options currently vest over a four year period from the date of grant, 25% on the first anniversary of the date of grant and the balance vesting monthly over the remaining three years. Subsequent option grants to employees with over one year of service vest on a monthly basis over a four year period. The Committee reviews and approves all grants made to officers of the Company under the Option Plans and in connection with initial hiring, promotions, extraordinary achievements or compensation adjustments. In addition to these factors, the size and timing of grants are generally subject to policies established by the Committee regarding the position of the grantee within the Company, the overall number of options actually granted to such optionee in the past, and the extent of vesting of such grants.

Chief Executive Officer Compensation

In establishing the Chief Executive Officer’s compensation package, the Committee pursues the same objectives and policies that apply for the Company’s other executive officers. However, it is not the Company’s practice to pay cash or non-cash bonuses to its Chief Executive Officer, who is a founder and significant stockholder of the Company. As such, no cash or bonus options have been given to the Company’s Chief Executive Officer. Additionally, in an effort to further assist with the Company’s expense reduction measures intended to restore the Company to profitability, the Company’s Chief Executive Officer has voluntarily forgone his salary from March 31, 2001 through December 27, 2002.

Compensation Committee

Scot Jarvis

Bandel Carano

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filings.

A2-2

WIRELESS FACILITIES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 19, 2003

The undersigned hereby appoints Masood K. Tayebi and Terry M. Ashwill, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Wireless Facilities, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices located at 4810 Eastgate Mall, San Diego, California on Thursday, June 19, 2003 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted for as nominees listed in Proposal 1 and for Proposals 2 as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(continued and to be signed on other side)

Please detach here

Management recommends a vote for the nominees for director listed below.

Proposal 1:    To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

Nominees  for  Directors:01-Masood K. Tayebi, Ph.D., 02-Scott Anderson, 03-Scot Jarvis, 04-William Hoglund, 05-William Owens, 06-Bandel Carano.

	☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

Management recommends a vote for Proposals 2.
Proposal 2: To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 26, 2003.		☐ For	☐ Against	☐ Abstain

Dated: , 2003.

Signature(s) in Box

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.